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                                                                       EXHIBIT 1


                          AGREEMENT AND PLAN OF MERGER
                                       OF
              ARIZONA MICA PROPERTIES, INC., AN ARIZONA CORPORATION
                                      INTO
                  SANCHEZ MINING, INC., A DELAWARE CORPORATION



         AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of MARCH 9, 1999, by and among ARIZONA MICA PROPERTIES, INC., an Arizona corporation ("AMPI") and its Shareholders, LAWRENCE G. OLSON, JOHN O. RUD AND FLOYD R. BLEAK (herein AMPI Shareholders); and SANCHEZ MINING, INC., a Delaware corporation ("SMI"), a wholly owned subsidiary of AZCO MINING, INC., a Delaware corporation ("AZCO").

         WHEREAS, the Board of Directors of AMPI and SMI, deeming the merger of AMPI with and into SMI (herein the "Surviving Corporation"), in accordance with the applicable laws of the State of Delaware and the State of Arizona (the "Merger") to be desirable and in the best interests of their respective stockholders, and desiring to adopt the Plan of Reorganization resulting in a tax-free reorganization ("reorganization") within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         WHEREAS, all of the issued and outstanding 3,000 shares of AMPI common stock are owned by LAWRENCE G. OLSON, JOHN O. RUD AND FLOYD R. BLEAK, each Shareholder owning 1,000 shares; and

         WHEREAS, AMPI will merge into SMI, as the surviving corporation, which is a wholly owned subsidiary of AZCO, in exchange for the issuance of common stock of AZCO to the AMPI Shareholders.

         NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 MERGER. SMI and AMPI shall execute and deliver the Agreement and Plan of Merger effective as of MARCH 9, 1999. The merger shall be effective, subject to the terms and conditions of this Agreement and the Plan of Merger as promptly as possible after Closing, to be held at the offices of Scott Reed, Esq., 1919 14th Street, Suite 330, Boulder, Colorado 80302, or such other place as determined by SMI, or on such date as the parties may select (the "Closing Date"). Subject to Article III, Section 3.3, the merger shall be made effective by SMI filing the


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Certificate of Merger in accordance with the General Corporation Laws of the
State of Delaware and by SMI filing the Articles of Merger in accordance with the Arizona Business Corporation Act of the State of Arizona. The latter of the dates on which the Certificate and Articles of Merger are filed in Delaware and Arizona shall become the effective date and is herein referred to as the "Effective Date."

                                   ARTICLE II
                         DESCRIPTION OF THE TRANSACTION

         2.1 DESCRIPTION OF THE TRANSACTION. Pursuant to the terms and conditions of this Agreement, AMPI will merge with and into SMI on the Effective Date. Upon the Effective Date of the merger, the following will occur:

                  (a) CORPORATE EXISTENCE. The separate corporate existence of AMPI shall cease and SMI shall become the owner without other transfer of all of the rights and property of the merged corporations, and SMI shall be subject to the debts and liabilities of AMPI in the same manner as if SMI had itself incurred them.

                  (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of SMI in effect and as of the effective date will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                  (c) BYLAWS. The Bylaws of SMI in effect at and as of the Effective Date will remain the Bylaws of the Surviving Corporation without any modifications or amendment in the merger.

                  (d) OFFICERS AND DIRECTORS OF SMI. The Officers and Directors of SMI in office on the Effective Date will remain as Directors and Officers of SMI.

                  (e) DIRECTOR ON AZCO BOARD. The management of AZCO shall make reasonable best efforts to elect and maintain as a director of AZCO one individual designated by the AMPI Shareholders. This Director initially will be LAWRENCE G. OLSON.

         2.2 SHARE EXCHANGE. Upon the Effective Date of the Merger:

                  (a) TRANSFER OF AMPI SHARES. There are 3,000 shares of non par common stock of AMPI issued and outstanding. Each AMPI share shall be converted into the right to receive 1,500 shares of common stock of AZCO, a Delaware corporation (the exchange ratio of shares is referred to herein as the "Conversion Ratio") at a deemed value of $.65 per share. A total of 4,500,000 shares of common stock of AZCO will be issued in exchange for all of the shares of AMPI.

                  (b) FRACTIONAL INTEREST. No fractional interests will be issued in exchange for

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         shares of AMPI. Cash will be paid for such interests of AMPI, which would result in receipt of a fractional interest of AZCO.

                  (c) NO DISSENTING SHARES. The AMPI Shareholders hereby waive any right to dissent or payment under ARS Section 10-1302.

                  (d) ADJUSTMENT OF CONVERSION RATIO. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of AZCO Shares outstanding. No AMPI Share shall be deemed to be outstanding or to have rights other than those set forth above in this Agreement.

         2.3 PROCEDURE FOR ISSUANCE OF SHARES. Immediately after the Effective Date of the Merger:

                  (a) The AMPI Shareholders will surrender the AMPI share certificates to SMI and SMI will deliver to the AMPI Shareholders in the manner provided in paragraph 2.3 the certificates evidencing AZCO's Shares issued in the merger.

                  (b) AZCO will furnish to each AMPI Shareholder stock certificates representing that number of AZCO Shares provided hereinabove equal to the product of (i) the Conversion Ratio times (ii) the number of outstanding AMPI Shares.

                  (c) Neither AMPI nor AZCO will pay any dividend or make any distribution on AMPI or AZCO Shares (with a record date before, at, or after the Effective Date) to any record holder of outstanding AMPI or AZCO Shares until after the Effective Date.

                  (d) AZCO shall pay all charges and expenses incurred in connection with the issuance of new Shares by AZCO in connection with this Agreement.

                                   ARTICLE III
                                     CLOSING

         3.1 TIME AND PLACE. The exchange of items described in Section 3.2 below ("the Closing") shall be held at the offices of Scott Reed, Esq., 1919 14th Street, Suite 330, Boulder, Colorado 80302, on, MARCH 9, 1999, or at such other time and place as determined by SMI.

         3.2 ACTIONS AT CLOSING. At the Closing (i) AMPI will deliver to SMI the various certificates, instruments and documents referred to in Paragraph 5.6 of this Agreement, (ii) SMI will deliver to AMPI the various certificates, instruments and documents referred to in Paragraph 4.6 below, and (iii) pursuant to Section 3.3, SMI shall file with the Secretary of State of Delaware, the Certificate of Merger and with the Secretary of State of Arizona the Articles of Merger in the forms attached hereto as Exhibit A-1 (the "Certificate of Merger") and Exhibit A-2 ("the Articles of Merger") on or before the fifth day after the Closing, and (iv) the AMPI shareholders will surrender their AMPI share Certificates to SMI and SMI will deliver to the AMPI shareholders in the manner provided in Paragraph 2.3, the Certificates evidencing AZCO's shares issued in the merger.

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         3.3 VOTING TRUST AGREEMENT. At the Closing, the AMPI shareholders shall deliver to SMI and AZCO the executed voting trust agreement in the form of Exhibit B hereto.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SMI

         SMI, represents and warrants to AMPI as of the date of the execution of this Agreement, as of the Closing Date, and as of the Effective Date, as set forth in this Article IV (all representations and warranties regarding SMI shall apply to SMI and to any other entity which is a member of the same "control group of corporations" as SMI under Section 1563 of the Internal Revenue Code):
SMI incorporates by reference the Form 10-K filing with the SEC by AZCO for the fiscal year ended June 30, 1998, and the AZCO Form 10-Q filing for the fiscal quarter ended September 30, 1998 ("AZCO SEC Filings") for a Delaware corporation and agrees at Closing to update and correct said AZCO SEC filings if any material event has occurred.

         The parties acknowledge that the information set forth in the AZCO SEC filings provide adequate assurance for the Board of Directors of AMPI to rely upon in entering into this merger. Accordingly, SMI makes no further warranty or representation other than as set forth in this Article and as set forth in their SEC filings.

         4.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. AZCO and SMI are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. AZCO and SMI are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of AZCO and SMI and any subsidiaries taken as a whole or on the ability of the parties to consummate the transactions contemplated by this Agreement. SMI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned by it.

         4.2 AUTHORIZED AND OUTSTANDING STOCK. AZCO's authorized capital stock consists of One Hundred Million (100,000,000) shares of $.02 par value Common Stock, of which 25,252,121 shares are issued and outstanding as of December 31, 1998. All outstanding Shares of AZCO have been duly authorized and validly issued, fully paid, nonassessable and issued in full compliance with the preemptive rights of any existing shareholders and in full compliance with all applicable federal and state securities laws.

         No shares of AZCO's capital stock have been reserved for issuance for any purposes, and there are no outstanding rights, subscriptions, warrants, options, conversion rights, commitments or agreements of any kind outstanding to purchase or otherwise acquire from AZCO, or to cause AZCO to issue or purchase, any shares of its capital stock, or securities or obligations of any kind convertible into, exchangeable for, or evidencing the right to acquire any shares of capital stock, other than set forth in Exhibit C, and no additional shares, rights or warrants of AZCO shall be issued from November 30, 1998 to the date of Closing.


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         4.3 NECESSARY AUTHORITY. AZCO and SMI have all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of AZCO's and SMI's Board of Directors and Shareholders. This Agreement has been duly executed and delivered by AZCO and SMI and constitutes a valid and legally binding obligation, enforceable against AZCO and SMI in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

         4.4 NO CONFLICTS. The execution, delivery and performance of this Agreement by AZCO and SMI and their consummation of the transactions contemplated herein, do not and will not (i) require the consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person, except that which already has been obtained, (ii) conflict with or result in any violation of or default under any provision of AZCO and SMI's existing Certificates of Incorporation, as amended and in effect, or the Bylaws of AZCO and SMI or of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which AZCO and SMI are a party or by which it or its properties are bound, (iii) violate any law, ordinance, rule, regulation, judgment, order or decree applicable to AZCO and SMI, or (iv) result in the creation of any security interest, claim, lien, charge or encumbrance upon any of the Shares, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or security interests would not have a material adverse effect on the financial condition of AZCO and SMI or on the ability of the Parties to consummate the transaction contemplated herein.

         4.5 SUBSIDIARIES. Except for the ownership of all of the issued and outstanding Common Stock of SMI, a Delaware corporation, and as otherwise disclosed in the AZCO SEC filings, AZCO has no other subsidiary corporation or other entity in which it has an ownership interest. Except as disclosed in AZCO SEC filings, there is no corporation that is a member of the same "controlled group of corporations" of AZCO and SMI, as determined under Section 1563(a) of the Code.

         4.6 CORPORATE DOCUMENTS. Complete and correct copies of the Certificates of Incorporation of AZCO and SMI and all amendments thereto, certified by the Secretary of AZCO, and of the Bylaws of AZCO and SMI, as amended, certified by the Secretary of AZCO and SMI, have been furnished to AMPI, and no amendments to the Certificate of Incorporation or the Bylaws have been adopted subsequent to said furnishing. AZCO and SMI are not in default in the performance, observation or fulfillment of their Certificates of Incorporation or Bylaws. The minute books of SMI have been furnished to AMPI to the extent available. The minute books of SMI accurately reflect all material transactions and corporate events involving SMI and all material actions taken by the directors and/or the shareholders of SMI. All material actions taken by SMI requiring director and/or shareholder approval were duly approved by the directors and/or the shareholders of SMI in accordance with SMI's Certificates of Incorporation, Bylaws and applicable law.


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         4.7 FINANCIAL STATEMENTS. The audited consolidated balance sheets of
AZCO and SMI as of the end of its latest fiscal year and related statement of earnings for the twelve-month period then ending as reported by the independent certified public accountant and the unaudited balance sheets as of September 30, 1998, and the related statement of earnings for the year-to-date period then ended, are complete and correct and fairly represent the financial condition of AZCO and SMI as of the dates thereof, and the results of AZCO and SMI for the periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of preceding periods.

         Since the close of the latest fiscal year, there has not been any material adverse change in the business or financial condition of AZCO or SMI, taken as a whole from that shown on the unaudited financial statements as of September 30, 1998.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF AMPI

         AMPI and each AMPI Shareholder represent and warrant to SMI and AZCO as of the date of the execution of this Agreement, as of the Closing Date, and as of the Effective Date as set forth in this Article V. AMPI and the AMPI Shareholders incorporate by reference AMPI's November 30, 1998 Financial Statement prepared by Kenneth Ogle, CPA, and agrees at Closing to update and correct said Financial Statement if any material event has occurred after November 30, 1998.

         The parties acknowledge that the information set forth in the AMPI Financial Statement provides adequate assurance for the Board of Directors of AZCO and SMI to rely upon in entering into this merger. Accordingly, AMPI and the AMPI Shareholders make no further warranty or representation other than as set forth in this Article and as set forth in the November 30, 1998 Financial Statement.

         5.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. AMPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of AMPI. AMPI has full corporate power and authority to carry on the business in which it is engaged and to own and use the Properties owned by it.

         5.2 AUTHORIZED AND OUTSTANDING STOCK. AMPI's authorized capital stock consists of 10,000 shares of capital stock of no par value Common Stock, of which 3,000 shares are issued and outstanding as of the Effective Date. All outstanding shares of AMPI have been duly authorized and validly issued, fully paid, nonassessable and issued in full compliance with the preemptive rights of any existing shareholders and in full compliance with all applicable federal and state securities laws.

         No shares of AMPI's capital stock have been reserved for issuance for any purposes, and there are no outstanding rights, subscriptions, warrants, options, conversion rights, commitments or


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agreements of any kind outstanding to purchase or otherwise acquire from AMPI, or to cause AMPI to issue or purchase, any shares of its capital stock, or securities or obligations of any kind convertible into, exchangeable for, or evidencing the right to acquire any shares of capital stock, other than set forth in Exhibit D, and no additional shares, rights or warrants of AMPI shall be issued from November 30, 1998 to the date of Closing.

         5.3 NECESSARY AUTHORITY. AMPI has all requisite corporate power and authority to enter into, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of AMPI's Board of Directors and Shareholders. This Agreement has been duly executed and delivered by AMPI and constitutes its valid and legally binding obligation, enforceable against AMPI in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

         5.4 NO CONFLICTS. The execution, delivery and performance of this Agreement by AMPI and its consummation of the transactions contemplated herein, do not and will not (i) require the consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person, except that which already has been obtained, (ii) conflict with or result in any violation of or default under any provision of AMPI's existing Certificate of Incorporation, as amended and in effect, or the Bylaws of AMPI or of any mortgage, indenture, lease agreement, or other instrument, permit, concession, grant, franchise or license to which AMPI is a party or by which it is bound, (iii) violate any law, ordinance, rule, regulation, judgment, order or decree applicable to AMPI, or (iv) result in the creation of any security interest, claim, lien, charge or encumbrance upon any property or the Shares, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or security interests would not have a material adverse effect on the financial condition of AMPI or on the ability of the Parties to consummate the transaction contemplated herein.

         5.5 SUBSIDIARIES. AMPI has no subsidiary corporation or other entity in which it has an ownership interest. There is no corporation that is a member of the same "controlled group of corporations" as AMPI, as determined under Section 1563(a) of the Code.

         5.6 CORPORATE DOCUMENTS. Complete and correct copies of the Certificate of Incorporation of AMPI and all amendments thereto, certified by the Secretary of State of Arizona, and of the Bylaws of AMPI, as amended, certified by the Secretary of AMPI, are being furnished to SMI, and no amendments to the Certificate of Incorporation or the Bylaws will be adopted subsequent to said furnishing. AMPI is not in default in the performance, observation or fulfillment of its Certificate of Incorporation or Bylaws. The minute books of AMPI have been furnished to SMI. The minute book accurately reflects all material transactions and corporate events involving AMPI and all material actions taken by the directors and/or the shareholders of AMPI. All material actions taken by AMPI requiring director and/or shareholder approval were duly approved by the directors and/or the shareholders of AMPI in accordance with AMPI's Certificate of Incorporation, Bylaws and applicable law.


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         5.7 FINANCIAL STATEMENTS. AMPI is newly incorporated and the November
30, 1998 financial statement is accurate. AMPI has no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent, known or unknown, due, or to become due, or otherwise.

         5.8 LITIGATION. Except as set forth on Exhibit E, there is no legal, administrative, arbitration or other proceedings, claim, or action of any nature or investigation pending or threatened against or involving AMPI, or which questions or challenges the validity of this Agreement, or any action taken or to be taken by AMPI pursuant to this Agreement, or in connection with the transactions contemplated hereby; and AMPI and the AMPI shareholders do not know, nor have any reason to know, of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. AMPI is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had an adverse effect on its business or on its ability to acquire any property or conduct its business in any area.

         5.9 TAX RETURNS. AMPI has duly filed all federal, state, local and foreign tax reports and returns required to be filed by it and, except as set forth in Exhibit F, has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities; the reserves for taxes reflected in the AMPI Balance Sheet as of November 30, 1998 are adequate; and there are no tax liens upon any property or assets of AMPI.

         5.10 CONTRACTS. Except for the agreements listed in Exhibit G, copies of which have been furnished or made available to SMI, AMPI is not a party to, and its property is not bound by, any agreement, indenture, mortgage, deed of trust, lease, joint venture agreement, partnership agreement, or any other arrangement of any kind or nature. There is no default or event that with notice or lapse of time, or both, would constitute a default by any Party to any of the agreements listed in Exhibit G. Except as listed in Exhibit G, AMPI has not received notice that any part to any of these agreements intends to cancel, terminate or modify any of these agreements or to exercise or not to exercise any options under any of these agreements.

         5.11 PERMITS AND OTHER OPERATING RIGHTS. AMPI does not require the consent of any third person to permit it to operate its business in the manner in which it presently is being conducted, and possesses all permits and other authorizations from third persons, including without limitation, federal, foreign, state and local governmental authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit it to operate its business in the manner in which it presently is being conducted.

         5.12 COMPLIANCE WITH LAW. AMPI is in compliance with all laws, regulations and orders applicable to its business, including, without limitation, applicable environmental, anti-pollution, building, zoning or health laws, ordinances and regulations in respect of its structures and equipment. AMPI has not received any notification that it is in violation of any such laws, regulations or orders and no such violations exist.


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         5.13 MINERAL EXPLORATION DATA. AMPI and the AMPI Shareholders have provided SMI with accurate and complete copies of all drill logs and any other data relating to the mineral exploration of AMPI's property that is in the possession of AMPI or any of the AMPI shareholders.

         5.14 REAL PROPERTY. Exhibit H sets forth all interests in real property (the "Properties") held by AMPI. With respect to any Properties AMPI owns in fee simple, if any, AMPI is in exclusive possession of and owns such Properties free and clear of all defects, liens and encumbrances except those specifically identified on Exhibit H.

         5.15 INTERESTS IN CONTRACTS. With respect to those Properties in which AMPI holds an interest under contracts: (i) AMPI is in exclusive possession of such Properties; (ii) AMPI has not received any notice of default of any of the terms or provisions of the contracts; (iii) AMPI has the authority under the contracts to perform fully its obligations under this Agreement; (iv) to the best of AMPI's knowledge and belief, the contracts are valid and are in good standing; and (v) to the best of AMPI's knowledge and belief, the Properties covered thereby are free and clear of all defects, liens and encumbrances except for those specifically identified on Exhibit H or in such contracts. AMPI has delivered to SMI all information concerning title to the Properties in AMPI's possession or control, including, but not limited to, true and correct copies of all contracts relating to the Properties of which AMPI has knowledge.

         5.16 MINING CLAIMS. With respect to unpatented mining claims that are included within the Properties, whether owned outright or held under lease or other contractual arrangement, except as provided in Exhibit H and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work or maintenance fees required to hold the unpatented mining claims has been performed in a manner consistent with that required of the owner of the claim through the assessment year ending on or before September 1, 1998; (v) all affidavits of assessment work, maintenance fees, and other filings to maintain the claims in good standing have been properly recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of defects, liens and encumbrances arising by, through or under AMPI; and (vii) AMPI has no knowledge of conflicting unpatented mining claims. Nothing in this
Section 5.16, however, shall be deemed to be a representation or a warranty that each of the unpatented mining claims has a discovery of minerals within its respective boundaries. With respect to those unpatented mining claims that were not located by AMPI or an affiliate of AMPI, but are included within the properties, AMPI makes the foregoing representations and warranties (with the foregoing exceptions) to the best of its knowledge and belief.

         5.17 PERSONAL PROPERTY. Exhibit I to this Agreement is a complete and accurate schedule specifying the location of and describing all trucks, automobiles, machinery, equipment, furniture, and all other items of tangible personal property having an individual fair market value in excess of $1,000 owned by, and in the possession of, or used by AMPI in connection with its business. The Property listed in Exhibit I constitutes all such property necessary for the conduct by AMPI of its business as now conducted, subject to normal maintenance, repair or replacement of such items in accordance with AMPI's business practices. Except as stated in Exhibit I, no personal property listed


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
in Exhibit I is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of AMPI. All of AMPI's interests in tangible and intangible personal property are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (i) those disclosed in AMPI's balance sheet as of November 30, 1998 that is included in the AMPI financial statements, or in Exhibit I to this Agreement; (ii) the lien for current taxes not yet due and payable; and (iii) matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of these assets, or materially impair the business operations of AMPI. All tangible personal property of AMPI is in good operating condition and repair, ordinary wear and tear excepted. No officer, director, or employee of AMPI, nor any spouse, child, or other member of the immediate family of any of these persons, owns, or has an interest, directly or indirectly, in any of the personal property owned by or leased to AMPI.

                                   ARTICLE VI
                   AMPI SHAREHOLDER SECURITIES REPRESENTATIONS

         6.1 Each AMPI Shareholder hereby represents and warrants that he is not acquiring the shares of the common stock of AZCO (the "Securities") in connection with the Merger with the present intention of selling, offering to sell or otherwise disposing of or distributing the Securities or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act"). Each AMPI Shareholder also represents that the entire legal and beneficial interest of the Securities the AMPI Shareholder is acquiring is being acquired for, and will be held for the account of, the AMPI Shareholder only and neither in whole nor in part for any other person.

         6.2 Each AMPI Shareholder represents and warrants that he understand that:

                  (a) neither the sale of the Securities which he is acquiring nor the Securities themselves has been registered under the Act or any state securities laws, and the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available; and

                  (b) the share certificate representing the Securities will be stamped with the following legend (or substantially equivalent language) restricting transfer: "The securities represented by this certificate have not been registered under the Securities Act of 1933 or the laws of any state and have been issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exception from such registration. Furthermore, no offer, sale, transfer, pledge or hypothecation is to take place without the prior written approval of counsel to the issuer being affixed to this certificate. The stock transfer agent has been ordered to effectuate transfers of this certificate only in accordance with the above instructions."


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         6.3 Each AMPI Shareholder represents and warrants that he realizes that his acquisition of the Securities will be a highly speculative investment and that he is able, without impairing his financial condition, to hold the Securities for an indefinite period of time.

         6.4 Each AMPI Shareholder hereby acknowledges that, to his satisfaction, (i) he has either had access to or has been furnished with all of the information regarding AZCO and the terms of his acquisition of the Securities to his satisfaction, (ii) he has discussed the entire investment transaction and the information described in clause (i) above with representatives of AZCO, (iii) he has been provided the opportunity to ask questions concerning this transaction and the terms and conditions thereof and all such questions have been answered to his satisfaction, (iv) he has obtained all additional information which he deems necessary to verify the accuracy of the information previously disclosed or provided to him, and (v) he has had ready access to and an opportunity to review any and all documents which he deems relevant to this transaction, and no information, oral or written, that he has requested has been withheld by AZCO.

         6.5 Without in any way limiting the representations set forth above, each AMPI Shareholder further agrees that he shall in no event make any disposition of all or any portion of the Securities which he is acquiring unless and until:

                  (a) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

                  (b) (1) he shall have notified AZCO of the proposed disposition and shall have furnished AZCO with a detailed statement of the circumstances surrounding the proposed disposition, (2) he shall have furnished AZCO with an opinion of his own counsel to the effect that such disposition will not require registration of such shares under the Act, and (3) such opinion of his counsel shall have been concurred in by counsel for AZCO and AZCO shall have advised him of such concurrence.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

         7.1 COVENANTS. The parties agree as follows with respect to the period from and after the execution of the Agreement until Closing:

                  (a) GENERAL. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below).

                  (b) NOTICES AND CONSENTS. SMI shall give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that AMPI reasonably may request in connection with the matters referred to in this Agreement.

         AMPI shall give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that SMI reasonably may request in connection with the matters referred to in this Agreement.

                  (c) OPERATION OF BUSINESS. Except as disclosed in the Exhibits, each Party will not (and will not cause or permit any of its subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing:

                           (1) Neither of the parties will authorize or effect
                  any change in their charters or bylaws;

                           (2) Neither of the parties will grant any options,
                  warrants, or other rights to purchase or obtain any of their capital stock, or issue, sell, or otherwise dispose of any of its capital stock;

                           (3) Neither of the parties will declare, set aside,
                  or pay any dividend or distribution with respect to their capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                           (4) Neither of the parties will issue any note, bond,
                  or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the ordinary course of business;

                           (5) Neither of the parties will impose any security
                  interest upon any of its assets outside the ordinary course of business;

                           (6) Neither of the parties will make any capital
                  investment in, make any loan to, or acquire the securities or assets of any other Person outside the ordinary course of business;

                           (7) Neither of the parties will make any change in
                  employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

                           (8) Neither of the parties will commit to any of the
                  foregoing.

                  (d) FULL ACCESS. Each Party will permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Party being reviewed to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the parties and their subsidiaries. The parties will treat and hold as such any confidential information it receives from the other. The parties will treat and hold as such any confidential information it receives from any of the parties in the course of the reviews contemplated by this paragraph, will not use any of the confidential information except in connection with this merger.

                  (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in the previous two Articles above. No disclosure by any Party pursuant to this paragraph, however, shall be deemed to amend or supplement the Exhibits or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                                  ARTICLE VIII
                         OBLIGATION TO CLOSE: CONDITIONS

         8.1 CONDITIONS TO OBLIGATION OF AMPI TO CLOSE. The obligation of AMPI and its Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) SMI and its subsidiaries shall have procured any third party consents specified in this Agreement;

                  (b) The representations and warranties of SMI or AZCO set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date;

                  (c) SMI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (d) SMI shall have delivered to AMPI a certificate to the effect that each of the conditions specified above in Section 8.1(b) and (c) is satisfied in all respects;

                  (f) AMPI shall have received from counsel to SMI an opinion in form and substance as set forth in Exhibit J attached hereto; addressed to AMPI, and dated as of the Closing Date; and

                  (g) All actions to be taken by SMI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AMPI.

         8.2 CONDITIONS TO OBLIGATION OF SMI TO CLOSE. The obligation of SMI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) This Agreement and the Merger shall have received any requisite AZCO stockholder approval;

                  (b) The representations and warranties of AMPI and the AMPI Shareholders set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date unless rejected by the Board of Directors of SMI;

                  (c) AMPI and the AMPI Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (d) AMPI and the AMPI Shareholders shall have delivered to SMI a certificate to the effect that each of the conditions specified above in Section 8.2(b) and (c) is satisfied in all respects;

                  (e) SMI shall have received from counsel to AMPI an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to SMI, and dated as of the Closing Date;

                  (f) All actions to be taken by AMPI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SMI.

                  (g) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, or (d) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (h) AMPI and the AMPI Shareholders shall have procured any third party consents specified in this Agreement.

                                   ARTICLE IX
                           SURVIVAL OF REPRESENTATIONS

         9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF AZCO, SMI, AMPI AND AMPI'S SHAREHOLDERS. Except as otherwise specifically provided herein, the representations, warranties of AZCO, SMI, AMPI and AMPI's Shareholders shall survive the Effective Date unless the context clearly indicates to the contrary and shall continue in full force and effect.

         9.2 INDEMNITY OF AZCO, SMI, AMPI SHAREHOLDERS AND AMPI. The parties, jointly and severally and on a pro rata basis, agree to and shall indemnify each other against any and all loss, damage or expense, resulting from any misrepresentation made or breach of warranty given or covenant made in this Agreement or any of the schedules or Exhibits hereto, as well as from and against all debts, claims and liabilities of the parties which have arisen or may arise because of, or as a result of, any fact, event or transaction existing, or claim before or after the Effective Date, regardless of when the cause of action therefor shall be deemed to arise except for:

                  (a) Any such debt, claim or liability which may be included as a liability in the financial statements (including balance sheets) (to the extent of the amount thereof included); and

                  (b) Current liabilities incurred by SMI and AMPI in the ordinary and usual course of business between November 30, 1998 and the Effective Date (provided that such liabilities in the aggregate do not exceed Five Thousand Dollars ($5,000); and

                  AMPI's Shareholders expressly waive any defense under the applicable Statute of Limitations with respect to the period during which indemnity of any claim by SMI hereunder if such Statutes of Limitations are inconsistent with the time periods established in this Agreement.

                                    ARTICLE X
                                   TERMINATION

         10.1 TERMINATION OF AGREEMENT. Either of the Parties may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after stockholder approval) as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Date;

                  (b) SMI may terminate this Agreement by giving written notice to AMPI at any time prior to the Effective Date (a) in the event AMPI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SMI has notified AMPI of this breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (b) if the Closing shall not have occurred on or before March 1, 1999, unless the failure to close results primarily from SMI or any SMI SHAREHOLDER breaching any representation, warranty, or covenant contained in this Agreement; and

                  (c) AMPI may terminate this Agreement by giving written notice to SMI at any time prior to the Effective Date (a) in the event SMI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, AMPI has notified SMI of the Breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (b) if the Closing shall not have occurred on or before March 1, 1999, unless the failure to close results primarily from AMPI breaching any representation, warranty, or covenant contained in this Agreement.

         10.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to this Article, all rights and obligations of the Parties hereunder shall terminate without any liability of any

Party to any other Party (except for any liability of any Party then in breach). However, AZCO shall have the right, but not the obligation, to own an undivided twenty percent (20%) of the existing forty-three (43) mining claims included in the Properties and AMPI and the AMPI Shareholders shall take such actions as are reasonably required to effect such transfer.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 EXECUTION OF COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         11.2 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered personally or by registered or certified mail, postage prepaid, as follows:

         If to SMI:                 Sanchez Mining, Inc.
                                    2068 Main Street, Suite C
                                    P. O. Box 1895
                                    Ferndale, WA  98248

         If to AZCO:                Azco Mining, Inc.
                                    2068 Main Street, Suite C
                                    P. O. Box 1895
                                    Ferndale, WA  98248

         and a copy to:             Scott Reed, Esq.
                                    1919 14th Street, Suite 330
                                    Boulder, CO  80302

         If to AMPI to:             Lawrence G. Olson, President
                                    Arizona Mica Properties, Inc.
                                    1144 E. Jefferson Street
                                    Phoenix, AZ  85034

                                    John O. Rud
                                    Arizona Mica Properties, Inc.
                                    1144 E. Jefferson Street
                                    Phoenix, AZ  85034

                                    Floyd R. Bleak
                                    Arizona Mica Properties, Inc.
                                    1144 E. Jefferson Street
                                    Phoenix, AZ  85034

         With a copy to:            James Benham, Esq.
                                    Moore & Benham, P.L.C.
                                    1144 E. Jefferson Street
                                    Phoenix, AZ  85034

or to such other address as shall be furnished in like manner by any Party to the others. Any such notice shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit of the messenger (if transmitted by personal delivery), or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

         11.3 ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No Party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties.

         11.4 APPLICABLE LAWS. This Agreement shall be construed and governed by the internal laws, and not the law of conflicts, of Arizona to agreements made and to be performed in Arizona.

         11.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement among the Parties hereto, and no Party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent among the Parties shall, upon the execution of this Agreement, be null and void.

         11.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.

         11.7 REPRESENTATIONS AS TO COMPLIANCE WITH LAW. Whenever a representation or warranty is made herein with respect to compliance with any law, that representation means the applicable subject matter is in compliance with applicable statutes, regulations and ordinances as in existence on the date hereof and on the Closing Date and does not extend to any amendments or revisions of such laws adopted subsequent to such dates.

         11.8 WAIVER, DISCHARGE, ETC. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the parties hereto. The failure of a Party to enforce any provision of this Agreement shall not be deemed a waiver by such Party of any other provision or subsequent breach of the same or any other obligation hereunder.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the 9th day of March, 1999.

ARIZONA MICA PROPERTIES, INC.,        AZCO MINING, INC., a Delaware corporation
an Arizona corporation


By____________________________        By__________________________________
  Lawrence G. Olson, President
                                      Its:________________________________

ARIZONA MICA PROPERTIES, INC.         SANCHEZ MINING, INC., a Delaware
SHAREHOLDERS:                         corporation


By____________________________        By___________________________________
       Lawrence G. Olson,
        as an individual
                                      Its:_________________________________


By____________________________
          John O. Rud,
        as an individual



By____________________________
         Floyd R. Bleak,
        as an individual